                                                                     Exhibit 2.1



                            ASSET PURCHASE AGREEMENT

                             DATED NOVEMBER 15, 2001

                                 BY AND BETWEEN

                                  NETZEE, INC.

                                       AND

                             SS&C TECHNOLOGIES, INC.
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                                TABLE OF CONTENTS

                                                                                                              PAGE

     ARTICLE 1    THE TRANSACTION................................................................................1

     1.1      Sale and Purchase of Assets........................................................................1
     1.2      Retained Assets....................................................................................2
     1.3      Assumed Liabilities................................................................................2
     1.4      Retained Liabilities...............................................................................2
     1.5      Purchase Price.....................................................................................3
     1.6      Closing............................................................................................3
     1.7      Certain Consents...................................................................................4

     ARTICLE 2    RULES OF CONSTRUCTION..........................................................................4


     ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................7

     3.1      Organization.......................................................................................7
     3.2      Authority; No Violation............................................................................7
     3.3      Financial Statements...............................................................................8
     3.4      Broker and Other Fees..............................................................................8
     3.5      Legal Proceedings..................................................................................8
     3.6      Taxes and Tax Returns..............................................................................9
     3.7      Employee and Fringe Benefit Plans..................................................................9
     3.8      Licenses; Compliance with Applicable Laws.........................................................10
     3.9      Contracts.........................................................................................10
     3.10     Properties and Insurance..........................................................................11
     3.11     Environmental Matters.............................................................................11
     3.12     Intellectual Property.............................................................................11
     3.13     Third-Party Interests or Marketing Rights in Software, Products or Services.......................12
     3.14     Absence of Certain Agreements and Practices.......................................................12
     3.15     Accounts Receivable and Accounts Payable..........................................................12
     3.16     Customers and Suppliers...........................................................................12
     3.17     Certain Business Relationships With Subsidiaries..................................................13
     3.18     Ownership and Condition of Assets.................................................................13
     3.19     Real Property Leases..............................................................................13
     3.20     Employees.........................................................................................13
     3.21     Disclosure........................................................................................14
     3.22     No Breach of Representations and Warranties.......................................................14
     3.23     Company Diligence.................................................................................14

     ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............................................14

     4.1      Corporate Organization............................................................................14
     4.2      Authority; No Violation...........................................................................14
     4.3      Broker and Other Fees.............................................................................15
     4.4      Legal Proceedings.................................................................................15
     4.5      Disclosure........................................................................................15

     ARTICLE 5    COVENANTS AND AGREEMENTS OF THE PARTIES.......................................................15

     5.1      [Intentionally omitted.]..........................................................................15
     5.2      [Intentionally omitted.]..........................................................................15
     5.3      [Intentionally omitted.]..........................................................................15
     5.4      Non-Competition...................................................................................15
     5.5      Non-Solicitation..................................................................................16
     5.6      Current Information...............................................................................16
     5.7      Access to Properties and Records..................................................................16

                                       i
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
     5.8      Regulatory Matters; Consents; Cooperation, etc....................................................16
     5.9      Parties' Efforts; Further Assurances; Cooperation.................................................17
     5.10     Public Announcements..............................................................................17
     5.11     Sales Tax.........................................................................................17
     5.12     Disclosure Supplements............................................................................17
     5.13     Employees.........................................................................................17
     5.14     Broker Fees.......................................................................................18
     5.15     Collection of Receivables.........................................................................18
     5.16     Payment of Payables...............................................................................18
     5.17     Use of Name.......................................................................................18
     5.18     Proprietary Information...........................................................................18
     5.19     Post-Closing Audit................................................................................18
     5.20     Earnout Payment Calculations......................................................................18
     5.21     COBRA Coverage....................................................................................19

     ARTICLE 6    CLOSING CONDITIONS............................................................................19

     6.1      Conditions to the Obligations of the Purchaser under this Agreement...............................19
     6.2      Conditions to the Obligations of the Company under this Agreement.................................20

     ARTICLE 7    [INTENTIONALLY OMITTED].......................................................................20


     ARTICLE 8    INDEMNIFICATION...............................................................................20

     8.1      Indemnification by the Company....................................................................20
     8.2      Indemnification by the Purchaser..................................................................21
     8.3      Indemnification Claims............................................................................21
     8.4      Survival of Representations and Warranties........................................................23
     8.5      Limitations.......................................................................................23
     8.6      Insurance.........................................................................................24
     8.7      Treatment of Indemnity Payments...................................................................24

     ARTICLE 9    MISCELLANEOUS.................................................................................24

     9.1      Expenses..........................................................................................24
     9.2      Specific Performance..............................................................................24
     9.3      Notices...........................................................................................25
     9.4      Amendment.........................................................................................25
     9.5      Parties in Interest...............................................................................25
     9.6      Entire Agreement..................................................................................26
     9.7      Counterparts......................................................................................26
     9.8      Governing Law.....................................................................................26
     9.9      Invalidity of any Part............................................................................26

                                    EXHIBITS

Exhibit 1.5(b)                     -       Form of Escrow Agreement
Exhibit 1.5(c)                     -       Allocation of Purchase Price
Exhibit 1.6(b)(iii)(A)             -       Form of Bill of Sale
Exhibit 1.6(b)(iii)(B)             -       Form of Trademark Assignment
Exhibit 1.6(b)(iii)(C)             -       Form of Domain Name Assignment
Exhibit 1.6(b)(iv)                 -       Form of Instrument of Assumption
Exhibit 5.13                       -       Business Employees to Receive Offers
Exhibit 6.1(f)                     -       Form of Opinion of Company Counsel

                                    SCHEDULES

Company Disclosure Schedule 1.1(A)      -     Software Code
Company Disclosure Schedule 1.1(B)      -     Personal Property
Company Disclosure Schedule 1.1(C)      -     Inventory
Company Disclosure Schedule 1.1(D)      -     Contracts
Company Disclosure Schedule 1.1(E)      -     Product Names, Service Marks and Trade Names
Company Disclosure Schedule 1.1(F)      -     Intellectual Property
Company Disclosure Schedule 1.1(I)      -     Prepaid Expenses
Company Disclosure Schedule 1.1(K)      -     Receivables
Company Disclosure Schedule 1.2         -     Retained Assets
Company Disclosure Schedule 1.3         -     Assumed Liabilities/Assumed Contracts
Company Disclosure Schedule 3.1         -     Good Standings
Company Disclosure Schedule 3.2         -     Company Approvals
Company Disclosure Schedule 3.3(a)      -     Business Financial Statements
Company Disclosure Schedule 3.3(b)      -     Liabilities
Company Disclosure Schedule 3.3(c)      -     Material Changes Since September 30, 2001
Company Disclosure Schedule 3.3(d)      -     Sales Revenue by State
Company Disclosure Schedule 3.5         -     Legal Proceedings
Company Disclosure Schedule 3.6         -     Taxes and Tax Returns
Company Disclosure Schedule 3.6(a)      -     Tax Return Filings
Company Disclosure Schedule 3.6(c)      -     Extensions of Time
Company Disclosure Schedule 3.7         -     Employee and Fringe Benefits Plans
Company Disclosure Schedule 3.8(a)      -     Licenses
Company Disclosure Schedule 3.8(b)      -     Compliance with Applicable Laws
Company Disclosure Schedule 3.9(b)      -     Non-Binding Assumed Contracts
Company Disclosure Schedule 3.9(c)      -     Assumed Contracts in Default
Company Disclosure Schedule 3.9(d)      -     Form of Customer Contract
Company Disclosure Schedule 3.10(a)     -     Real Property Interests
Company Disclosure Schedule 3.10(b)     -     Insurance
Company Disclosure Schedule 3.12(b)     -     Ownership
Company Disclosure Schedule 3.12(c)     -     Copyright Protection
Company Disclosure Schedule 3.12(d)     -     Trade Secret Protection
Company Disclosure Schedule 3.12(e)     -     Absence of Claims
Company Disclosure Schedule 3.13        -     Third-Party Interests or Marketing Rights in
                                              Software
Company Disclosure Schedule 3.14        -     Absence of Certain Agreements
Company Disclosure Schedule 3.15        -     Accounts Receivable and Accounts Payable
Company Disclosure Schedule 3.16        -     Customers and Suppliers
Company Disclosure Schedule 3.18(a)     -     Permitted Encumbrances
Company Disclosure Schedule 3.19        -     Real Property Leases
Company Disclosure Schedule 3.20        -     Business Employees

                                  DEFINED TERMS

                                                                                                         Section

ADR Procedure.............................................................................................8.3(e)
ADR Service...............................................................................................8.3(e)
Agreed Amount.............................................................................................8.3(d)
Agreement...........................................................................................Introduction
Assumed Contracts............................................................................................1.3
Assumed Liabilities..........................................................................................1.3
Authorizations............................................................................................3.2(a)
Balance Sheet Date........................................................................................3.3(a)
Business................................................................................................Recitals
Business Employees.......................................................................................3.20(a)
Business Financial Statements.............................................................................3.3(a)
Claimed Amount............................................................................................8.3(c)
Claim Notice..............................................................................................8.3(c)
Closing...................................................................................................1.6(b)
Closing Date..............................................................................................1.6(a)
COBRA.......................................................................................................5.21
Code........................................................................................................2(i)
Company.............................................................................................Introduction
Company Approvals.........................................................................................3.2(a)
Company Disclosure Schedules................................................................................2(j)
Company Indemnified Parties..................................................................................8.2
Controlling Party.........................................................................................8.3(b)
Damages......................................................................................................8.1
Dispute...................................................................................................8.3(d)
Documentation............................................................................................3.12(a)
Employee Plans............................................................................................3.7(a)
Encumbrance.................................................................................................2(k)
ERISA.....................................................................................................3.7(a)
Escrow Agent...........................................................................................1.5(b)(i)
Escrow Agreement.......................................................................................1.5(b)(i)
Excluded Contracts........................................................................................1.1(d)
Expected Claim Notice........................................................................................8.4
Governmental Authority......................................................................................2(m)
including...................................................................................................2(l)
Indemnified Party............................................................................................8.2
Indemnifying Party........................................................................................8.3(a)
Intellectual Property.......................................................................................2(n)
IRS.......................................................................................................3.6(b)
Knowledge...................................................................................................2(o)
Laws......................................................................................................3.2(c)
Leased Premises.............................................................................................3.19
Legal Proceeding............................................................................................2(p)
Lease.......................................................................................................3.19
Licenses.....................................................................................................3.8
Material Adverse Effect.....................................................................................2(q)
Multiemployer Plan........................................................................................3.7(a)
Noncompetition Party......................................................................................5.4(c)
Non-controlling Party.....................................................................................8.3(b)
Parties.............................................................................................Introduction
Permitted Encumbrances...................................................................................3.18(a)
person......................................................................................................2(r)

Purchase Agreements...................................................................................1.6(b)(iv)
Purchase Price............................................................................................1.5(a)
Purchased Assets.............................................................................................1.1
Purchaser...........................................................................................Introduction
Purchaser Indemnified Parties................................................................................8.1
Receivables...............................................................................................1.1(k)
Response..................................................................................................8.3(d)
Restricted Employee..........................................................................................5.5
Retained Assets..............................................................................................1.2
Retained Liabilities.........................................................................................1.4
Returns...................................................................................................3.6(a)
Site.....................................................................................................3.12(a)
Software.................................................................................................3.12(a)
Software Programs........................................................................................3.12(a)
Subsidiary..................................................................................................2(s)
Tax.......................................................................................................3.6(a)
Taxes.....................................................................................................3.6(a)
Third Party Action........................................................................................8.3(a)
threatened..................................................................................................2(t)

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is entered into as of November 15, 2001, by and between Netzee, Inc., a Georgia corporation (the "COMPANY"), and SS&C Technologies, Inc., a Delaware corporation (the "PURCHASER"). The Purchaser and the Company are referred to hereinafter collectively as the "PARTIES."

                                   WITNESSETH:

         WHEREAS, the Company owns and operates an outsourced software business based in its Bloomington, Minnesota office which (a) develops, sells and markets the following products and services to community banks, credit unions and other financial institutions: (i) bond and fixed income accounting products, (ii) portfolio analytic tools, (iii) asset and liability management services and (iv) the BancMall and PortPro Mall products, and (b) is developing a concept for a product known as Lightning System for institutional broker-dealers and dealer banks which is intended to interface with third party software that performs the following functions: (i) fixed income trading, order management and risk management processes, trade settlement and other investment "middle office" and "back office" functions, (ii) institutional funding, accounting and settlement, including primary and secondary funding instruments, (iii) investment safekeeping and clearance, and (iv) interfaces to real-time data providers (the "BUSINESS"); and

         WHEREAS, the Purchaser desires to buy and the Company desires to sell all or substantially all of the assets owned or held by the Company that are used in the conduct of the Business, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto mutually covenant and agree, with the intent to be legally bound, as follows:

                                    ARTICLE 1
                                 THE TRANSACTION

1.1 SALE AND PURCHASE OF ASSETS. Upon and subject to the terms and conditions of this Agreement, the Purchaser shall purchase from the Company, and the Company shall sell, transfer, convey, assign and deliver to the Purchaser, at the Closing (as defined below), for the consideration specified below in this
Article 1, all of its right, title and interest in, to and under the Purchased Assets (as defined below). The term "PURCHASED ASSETS" shall mean all of the assets, properties and rights of the Company, as of the Closing Date (as defined below), except as otherwise specifically set forth below, used in the conduct of the Business, including:

                  (a) all software code as more fully described on Company Disclosure Schedule 1.1(A);

                  (b) all furniture, fixtures, equipment, supplies, appliances and other personal property located in the Company's Bloomington, Minnesota office, including the property listed on Company Disclosure
         Schedule 1.1(B);

                  (c) all inventory set forth on Company Disclosure Schedule 1.1(C);

                  (d) all rights under all contracts with customers and relationships with prospective customers (including documentation of contacts and negotiations with prospective customers), all contracts with information providers and service providers, all contracts with marketing and alliance partners and any other contracts used in the conduct of the Business, except as specifically excluded ("EXCLUDED CONTRACTS"), a list of the Excluded Contracts and the customers of the Business which will be billed for services provided before October 31, 2001 being set forth on Company Disclosure Schedule 1.1(D);

                  (e) the product names, service marks and trade names used in the Business, including "Digital Visions," "PortPro," "PALMS," "BANC," "Lightning" and all variations and derivatives of each, all as set forth on Company Disclosure Schedule 1.1(E);

                  (f) all Intellectual Property (as defined below) used in the Business, including the information described on Company Disclosure
         Schedule 1.1(F) and any transferable interests in any federal, state and foreign common law rights protecting the same;

                  (g) all telephone numbers and telephone directory advertisements used by the Company in the operation of the Business;

                  (h) copies of all business records relating to the Business, including, but not limited to, customer lists, lists of suppliers, accounting records, including work papers related thereto (upon request), correspondence, files, research data, advertising data, Assumed Contracts (as defined below) and other records and information necessary or desirable for the Purchaser to carry on the Business in the ordinary course on and after the Closing Date;

                  (i) all prepaid expenses, credit memos, refunds, rights of setoff and recoupment and deposits which relate to or arise from the operations of the Business, all of which are set forth on Company Disclosure Schedule 1.1(I);

                  (j)      all office and other supplies;

                  (k) all trade and other accounts receivable, notes receivable and other rights to the payment of money arising out of the operation of the Business and which remain uncollected as of November 1, 2001, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Company for the payment thereof, all of which receivables, rights and security interests are set forth on Company Disclosure Schedule 1.1(K) (the "Receivables");

                  (l) all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from a Governmental Authority (as defined below) and necessary for the lawful conduct of the Business and the ownership of the Purchased Assets, but only to the extent that any of such rights may be so transferred;

                  (m) all positive reputation, relationships, trade practices and other intangible components of the operation of the Business as a going concern; and

                  (n) all rights under the Lease of the Leased Premises (each as defined below).

1.2 RETAINED ASSETS. The Company shall retain, and the Purchased Assets shall not include: (a) the consideration to be delivered to the Company pursuant to this Agreement; (b) any of the Company's rights under this Agreement; (c) the Excluded Contracts; and (d) the specifically enumerated assets of the Company set forth on Company Disclosure Schedule 1.2 (collectively, the "RETAINED ASSETS").

1.3 ASSUMED LIABILITIES. Upon and subject to the terms and conditions of this Agreement, the Purchaser shall assume and agree to perform and discharge only, from and after the Closing, the following specifically enumerated obligations and liabilities of the Company (collectively, the "ASSUMED LIABILITIES"): (a) the liabilities and obligations of the Company set forth on Company Disclosure
Schedule 1.3 and (b) the liabilities and obligations of the Company arising on or after November 1, 2001 under the agreements listed on Company Disclosure
Schedule 1.3 (the "ASSUMED CONTRACTS"), other than liabilities or obligations arising from a breach, default or violation of an Assumed Contract by the Company prior to Closing.

1.4 RETAINED LIABILITIES. Except for the Assumed Liabilities, the Purchaser shall not assume or in any way undertake to pay, perform, satisfy or discharge any liabilities of the Company (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) (the "RETAINED LIABILITIES"). The Retained Liabilities shall include, among other things, (a) all obligations and liabilities of the Company arising out of Section 1.5 of that certain Asset Purchase Agreement, dated as of February 28, 2000, between the Company, Digital Visions, Inc. and certain shareholders of Digital Visions, Inc. and (b) except as otherwise provided in this Agreement, all liabilities and obligations of the Company for any Taxes (as defined below) accrued or required to be paid by the Company, including without limitation deferred Taxes or Taxes measured by income of the Company earned prior to the Closing, any liabilities for federal or state income Tax and FICA Taxes of employees of the Company which the Company is legally obligated to withhold, any liabilities of the Company for employer FICA and unemployment Taxes incurred, and any liabilities of the Company for sales, use or excise Taxes or customs and duties.

1.5      PURCHASE PRICE.

                  (a) The purchase price to be paid by the Purchaser to the Company for the Purchased Assets shall be One Million Three Hundred Fifty Thousand Dollars ($1,350,000) (the "PURCHASE PRICE").

                  (b) At the Closing, the Purchaser shall pay the Purchase Price to the Company by delivering:

                           (i) to the escrow agent designated in the Escrow
                  Agreement (the "ESCROW Agent") in the form of Exhibit 1.5(b) hereto (the "ESCROW AGREEMENT"), cash in the amount of $100,000; and

                           (ii) to the Company, by wire transfer of immediately
                  available funds, the amount of $1,250,000.

                  (c) The Purchase Price (and all other capitalized costs) shall be allocated among the Purchased Assets contained herein for all purposes (including financial accounting and tax purposes) in accordance with the allocation exhibit attached hereto as Exhibit 1.5(c). The Parties agree that the Purchase Price has been allocated among the Purchased Assets and the nonsolicitation and noncompetition agreements in accordance with the formulas set forth in Section 1060 of the Code (as defined below). The Company and the Purchaser agree to report the same amounts as allocated hereunder for purposes of federal and state income Taxes as so required under said Code Section 1060.

1.6      CLOSING.

                  (a) The Closing shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts (or at such other place or by such other method as may be agreed to by the Parties) commencing at 9:00 a.m. local time on November 15, 2001, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Section 1.6(b) hereof) have not been satisfied or waived by such date, such mutually agreeable later date as soon as practicable (and in any event not later than three (3) business days) after the satisfaction or waiver of all such conditions (the "CLOSING DATE"). All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

                  (b) At the closing of the transactions contemplated hereby (the "CLOSING"):

                           (i) the Company shall deliver to the Purchaser the
                  various certificates, instruments and documents referred to in
                  Section 6.1;

                           (ii) the Purchaser shall deliver to the Company the
                  various certificates, instruments and documents referred to in
                  Section 6.2;

                           (iii) the Company shall execute and deliver to the
                  Purchaser a bill of sale in substantially the form attached hereto as Exhibit 1.6(b)(iii)(A), one or more trademark assignments in substantially the form attached hereto as
                  Exhibit 1.6(b)(iii)(B), one or more domain name assignments in substantially the form attached hereto as Exhibit 1.6(b)(iii)(C), and such other instruments of conveyance as the Purchaser may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Purchaser of valid ownership of the Purchased Assets;

                           (iv) the Purchaser shall execute and deliver to the
                  Company an instrument of assumption in substantially the form attached hereto as Exhibit 1.6(b)(iv) and such other instruments as the Company may reasonably request in order to effect the assumption by the Purchaser of the Assumed Liabilities (the certificates, instruments and agreements described in Sections 1.5(b), 1.6(b)(iii) and 1.6(b)(iv) are referred to hereinafter collectively as the "PURCHASE AGREEMENTS");

                           (v) the Purchaser, the Company and the Escrow Agent
                  shall execute and deliver the Escrow Agreement, and the Purchaser shall deposit funds with the Escrow Agent in accordance with Section 1.5(b);

                           (vi) the Purchaser shall pay the Purchase Price in
                  accordance with Section 1.5(b);

                           (vii) the Company shall deliver to the Purchaser, or
                  otherwise put the Purchaser in possession and control of, all of the Purchased Assets of a tangible nature; and

                           (viii) the Purchaser and the Company shall execute
                  and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.7 CERTAIN CONSENTS. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise or claim of the Company that is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by the Company would not, as a matter of law, pass to the Purchaser as an incident of the assignments provided for by this Agreement. In order to provide the Purchaser with the full realization and value of every contract, agreement, permit, franchise and claim of the character described in the immediately preceding sentence, the Company on and after the Closing Date will, at the reasonable request and under the direction of the Purchaser, in the name of the Company or otherwise as the Purchaser shall specify, take all reasonable action (a) to assure that the rights of the Company under such contracts, agreements, permits, franchises and claims shall be preserved for the benefit of the Purchaser, (b) to facilitate receipt of the consideration to be received by the Company under every such contract, agreement, permit, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to the Purchaser and (c) to facilitate the collection of any Company Approvals (as defined below) not obtained prior to or at Closing. Nothing in this Section 1.7 shall in any way diminish the obligation of the Company hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable the Company to convey or assign valid title to all the Purchased Assets to the Purchaser.

                                    ARTICLE 2
                              RULES OF CONSTRUCTION

         In the interpretation of this Agreement, unless otherwise provided or the context otherwise requires:

                  (a) The singular includes the plural and vice versa, and, in particular (but without limiting the generality of the foregoing), any word or expression defined in the singular has the corresponding meaning used in the plural and vice versa;

                  (b) Any reference to either gender includes the other gender;

                  (c) Any reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule, Subschedule or recital is a reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule, Subschedule or recital of this Agreement;

                  (d) Any reference to any agreement, instrument or other document (i) shall include all appendices, exhibits and schedules thereto and all agreements, documents or other writings incorporated by reference therein, and (ii) shall be a reference to such agreement, instrument or other document as amended, supplemented, modified, suspended, restated or novated from time to time;

                  (e) Any reference to a statute shall be construed as including all statutory provisions consolidating, amending or replacing such statute and all governmental regulations and rules promulgated thereunder;

                  (f) Any reference to "writing" includes printing, typing, lithography and other means of reproducing words in a visible form;

                  (g) Any reference to a monetary value is in reference to United States currency (the U.S. Dollar);

                  (h) The headings and Article, Section and paragraph numbering contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement, nor shall such headings and numbering be used in any manner to aid in the construction of this Agreement;

                  (i) The term "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder;

                  (j) The term "COMPANY DISCLOSURE SCHEDULES" shall mean the disclosure schedules, dated as of the date hereof, which have been delivered by the Company to the Purchaser and all other documents, agreements, and references to a numbered Company Disclosure Schedule shall mean that portion of the Company Disclosure Schedules that refers to the specific section or subsection of this Agreement;

                  (k) The term "ENCUMBRANCE" shall mean any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right-of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing;

                  (l) The term "INCLUDING" shall mean "including, without limitation";

                  (m) The term "GOVERNMENTAL AUTHORITY" shall mean any United States federal, state or local, or foreign, governmental, regulatory or administrative authority, agency, department, board, investigative body or commission or any court, tribunal or judicial or arbitral body;

                  (n)      The term "INTELLECTUAL PROPERTY" shall mean all:

                           (i) patents, patent applications, patent disclosures
                  and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

                           (ii) trademarks, service marks, trade dress, Internet
                  domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

                           (iii) copyrights and registrations and applications
                  for registration thereof;

                           (iv) mask works and registrations and applications
                  for registration thereof;

                           (v) computer software, data and documentation;

                           (vi) inventions, trade secrets and confidential
                  business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

                           (vii) other proprietary rights relating to any of the
                  foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

                           (viii) copies and tangible embodiments thereof;

                  (o) The term "KNOWLEDGE" as used with respect to the Company shall mean the actual knowledge of the executive officers of the Company except for Michael E. Murphy;

                  (p) The term "LEGAL PROCEEDING" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or before any arbitrator;

                  (q) The term "MATERIAL ADVERSE EFFECT" with respect to a person shall mean any circumstance of, change in, or effect on the business and affairs of such person or any of its Subsidiaries thereof that, individually or in the aggregate with any other circumstance of change in, or effect on, the business and affairs of such person and its Subsidiaries: (i) is materially adverse to the business, operations, assets, liabilities, prospects, results of operations or financial condition of such person and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to materially adversely affect the ability of such person and its Subsidiaries to operate or conduct its or their business and affairs in the manner in which it is currently operated or conducted or contemplated by such person to be operated or conducted; provided, however, that a Material Adverse Effect shall not include any circumstance, change or effect to the extent that it results indirectly or directly from (x) any changes in Laws (as defined below), (y) any change in generally applicable economic, business or financial market conditions, or (z) any generally applicable change in the Company's industry;

                  (r) The term "PERSON" shall mean any individual, partnership, limited liability company, firm, corporation, association, trust, joint venture, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934;

                  (s) The term "SUBSIDIARY" shall mean any corporation, partnership, joint venture or other legal entity in which a specified person or entity, directly or indirectly, owns or controls the voting of at least a 50% share or other equity interest or for which such person or entity, directly or indirectly, acts as a general partner or managing member;

                  (t) The term "THREATENED" shall mean any act that would cause a person reasonably to believe that the act, omission, fact or circumstance with respect to which such word is used is likely to occur; and

                  (u) Each of the Parties acknowledges that it has had the opportunity to negotiate the terms and provisions of this Agreement, with the assistance and review of its counsel. This Agreement, therefore, shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         To induce the Purchaser to enter into this Agreement and the Purchase Agreements, the Company hereby represents and warrants to the Purchaser as follows:

3.1 ORGANIZATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. Except as set forth on Company Disclosure Schedule 3.1, the Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed on Company Disclosure Schedule 3.1, which jurisdictions constitute the only jurisdictions in which the nature of the Business or the ownership or leasing of the properties used in the conduct of the Business requires such qualification. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

3.2 AUTHORITY; NO VIOLATION.

                  (a) Except as disclosed on Company Disclosure Schedule 3.2 (collectively, the "COMPANY APPROVALS"), no consents, approvals, authorizations, clearances or orders of, filings or registrations with or notices to (collectively, "AUTHORIZATIONS") any third party or any Governmental Authority are necessary on behalf of the Company in connection with (i) the execution and delivery by the Company of this Agreement and the Purchase Agreements, (ii) the consummation by the Company of the transactions contemplated hereby and thereby and (iii) the performance of the Company's obligations under this Agreement and the Purchase Agreements.

                  (b) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Purchase Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the Purchase Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company in accordance with the Articles of Incorporation and Bylaws of the Company and with applicable Laws. Except for the Company Approvals, no other corporate or stockholder proceedings on the part of the Company are necessary for the Company to execute and deliver this Agreement and the Purchase Agreements to which it is a party and for the Company to be bound by the terms hereof and thereof. This Agreement and the Purchase Agreements to which it is a party have been duly and validly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with its and their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect that affect the enforcement of creditor's rights generally or general principles of equity, whether considered in a proceeding at law or in equity.

                  (c) Neither the execution and delivery by the Company of this Agreement and the Purchase Agreements to which it is a party, nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the other terms hereof and thereof, nor compliance by the Company with any of the terms or provisions hereof or thereof, will: (i) violate any provision of the Company's Articles of Incorporation or Bylaws; (ii) violate any United States federal, state or local or foreign statute, code, ordinance, rule, regulation, judgment, order, writ, ruling, decree or injunction of any Governmental Authority (collectively, "LAWS") applicable to the Business or the Purchased Assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Purchased Assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which it or any of the Purchased Assets may be bound or affected.

3.3      FINANCIAL STATEMENTS.

                  (a) Included on Company Disclosure Schedule 3.3(a) are copies of (i) the unaudited statement of operations of the Business for the period from March 7, 2000 through December 31, 2000 and (ii) the unaudited balance sheet and statement of operations of the Business as of and for the nine-month period ended September 30, 2001 (the "BALANCE SHEET DATE") (collectively, the "BUSINESS FINANCIAL STATEMENTS"). Such Business Financial Statements have been prepared in accordance with good business practices and accounting principles, consistently applied, and fairly present, in all material respects, the financial condition and results of operations of the Business as of the Balance Sheet Date and for the periods referred to therein.

                  (b) Except for current liabilities incurred in the ordinary course of business and as and to the extent disclosed on Company Disclosure Schedule 3.3(b), the Company has no liabilities or obligations of any kind, whether known or unknown, absolute, accrued, contingent or otherwise, relating to or affecting the Business or any of the Purchased Assets.

                  (c) Except as disclosed on Company Disclosure Schedule 3.3(c), since the Balance Sheet Date, there has not been any change, occurrence or circumstance that could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets and the Company has not taken any of the following actions:

                           (i) sold or disposed of any Purchased Assets other
                  than in the ordinary course of business consistent with past practices;

                           (ii) incurred, created, assumed or guaranteed any
                  liabilities except for liabilities in the ordinary course of business, or liabilities that would not have a Material Adverse Effect on the Business;

                           (iii) declared, filed or permitted to be filed any
                  voluntary bankruptcy, receivership, insolvency or other similar proceeding or petition with any Governmental Authority with respect to the Company;

                           (iv) failed to perform its obligations under any
                  Assumed Contract (except those being contested in good faith);

                           (v) terminated any employee of the Company in its
                  Bloomington, Minnesota office except "for cause";

                           (vi) offered any special discounts or other price
                  incentives to reduce the value of the Purchased Assets below customary level, thereby materially and adversely affecting the prospects of the Business and the Purchaser's relationship with customers after the Closing; or

                           (vii) directly or indirectly agreed to do any of the
                  foregoing.

3.4 BROKER AND OTHER FEES. The Company has not employed any broker, finder or agent and has not incurred any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement and the Purchase Agreements.

3.5 LEGAL PROCEEDINGS. Except as disclosed on Company Disclosure Schedule 3.5,
(a) the Company has not been and is not now a party to any, and there are no pending or, to the Company's Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature that affect the Business or the Purchased Assets, (b) the Company is not a party or subject to any order, judgment or decree entered in any lawsuit or proceeding that affects the Business or the Purchased Assets, and (c) no actions, suits, demands, notices, claims, investigations or proceedings are pending or, to the Company's Knowledge, threatened against or otherwise involving, directly or indirectly, any officer, director, employee or agent of the Company (in connection with such officer's, director's, employee's or agent's activities on behalf of the Company) that affects the Business or the Purchased Assets, including any notices, demand letters or requests from any Governmental Authority relating to such potential liabilities.

3.6 TAXES AND TAX RETURNS. Except as disclosed on Company Disclosure Schedule
3.6 and solely with respect to those Returns (as defined below) required to be filed and Tax liabilities required to be paid by the Company for periods ending on and after March 7, 2000:

                  (a) The Company has duly and timely filed all returns, declarations, reports, information returns and statements that affect the Business or the Purchased Assets required to be filed by it in respect of any United States federal, state, local, or foreign Taxes ("RETURNS") and has duly and timely paid all such Taxes due and payable, other than Taxes which are being contested in good faith (and disclosed by the Company to the Purchaser on Company Disclosure
         Schedule 3.6(a)). Each state, local or foreign jurisdiction in which the Company has filed a Return since March 7, 2000 is listed on Company Disclosure Schedule 3.6(a). As used herein, "TAX" or "TAXES" means and includes any and all taxes, fees, levies, assessments, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) that affect the Business or the Purchased Assets imposed by any Governmental Authority, including, without limitation: foreign, domestic, central, local, state or other jurisdictional taxes or other charges on or with respect to income, estimated income, franchises, business, occupation, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs, duties, tariffs and similar charges. The Company has established on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, but are incurred in respect of the Company through such date and shall pay all Taxes when due.

                  (b) None of the Returns of the Company have been examined by the Internal Revenue Service (the "IRS"), or any other United States federal, state or local or any foreign Governmental Authority since March 7, 2000. There are no audits or other Governmental Authority proceedings presently pending nor, any other disputes pending with respect to, or claims asserted for, Taxes upon the Company, nor has the Company given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Returns. There are no liens for Taxes upon the Purchased Assets, except liens for Taxes not yet due. The Company has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes.

                  (c) Except as set forth on Company Disclosure Schedule 3.6(c), since March 7, 2000, the Company (i) has not requested any extension of time within which to file any Return which Return has not since been filed; (ii) is not a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is not required to include in income any adjustment by reason of a voluntary change in accounting method initiated by the Company (nor to the Company's Knowledge has any Governmental Authority proposed any such adjustment or change of accounting method); (iv) has not filed a consent with any Governmental Authority pursuant to which the Company has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated hereby; and (v) has not been a member of an affiliated group of corporations within the meaning of
         Section 1504 of the Code.

3.7 EMPLOYEE AND FRINGE BENEFIT PLANS. Except as disclosed on Company Disclosure Schedule 3.7:

                  (a) The Company does not maintain or contribute to any "employee pension benefit plan," as such term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any pension, profit-sharing, retirement, thrift or stock bonus plan, or "employee welfare benefit plan," as such term is defined in Section 3 of ERISA, or any other material stock option plan, stock purchase plan, restricted stock plan, deferred compensation plan, severance plan, phantom stock plan, bonus plan or other similar plan, program or arrangement that relates to or affects the Business (collectively, the "EMPLOYEE PLANS"). Complete and accurate copies of all Employee Plans which have been reduced to writing and summaries of any unwritten Employee Plans have been provided to the Purchaser. The Company has not contributed to, and it has never been required to contribute to, any "MULTIEMPLOYER PLAN," as such term is defined in Section 3(37) of ERISA.

            (b) None of the Employee Plans is a pension plan subject to Title IV of ERISA or Section 412 of the Code (including those for retired, terminated or other former employees of the Company).

            (c) The Business will not have any material liability after the Closing arising from the operation of the Employee Plans prior to the Closing, and the Purchased Assets will not be subject to any liability or obligations relating to the Employee Plans.

3.8 LICENSES; COMPLIANCE WITH APPLICABLE LAWS. Except as set forth on Company Disclosure Schedule 3.8(a), to the Knowledge of the Company, the Company holds all licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from a Governmental Authority and necessary for the lawful conduct of the Business and the ownership of the Purchased Assets ("LICENSES"). No proceeding is pending or, to the Knowledge of the Company, threatened seeking the revocation or suspension of any License. To the Knowledge of the Company, except as set forth on Company Disclosure Schedule 3.8(b), the Company is and has been in compliance with all Laws applicable to the Business and the Company has not received any notices of any allegation of any violation by the Company of any Law or License.

3.9 CONTRACTS.

            (a) Except for the Excluded Contracts, the Assumed Contracts include all of the agreements and contracts, written or oral, to which the Company is a party and which are used in the conduct of the Business.

            (b) Except as set forth on Company Disclosure Schedule 3.9(b), each of the Assumed Contracts is legal, valid, binding and enforceable against the Company and the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect that affect the enforcement of creditor's rights generally or general principles of equity, whether considered in a proceeding at law or in equity, and the Company has made available to the Purchaser a copy of each Assumed Contract, and each such Assumed Contract made available is complete and accurate. Except as set forth on Company Disclosure Schedule 3.9(b), each Assumed Contract is assignable by the Company to the Purchaser without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

            (c) Except as disclosed on Company Disclosure Schedule 3.9(c), (i) neither the Company nor, to the Company's Knowledge, any other party thereto is in default under any of the Assumed Contracts; (ii) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling any party to terminate an Assumed Contract or to otherwise claim or collect damages; (iii) no notice, written or oral, has been received by the Company from any other party thereto which expresses such party's interest in terminating any of the Assumed Contracts; (iv) to the Company's Knowledge, no complaints or disputes have been received or have arisen with respect to the Company's performance of its obligations under any Assumed Contract; and (v) the continuation, validity and effectiveness of all such Assumed Contracts under the current terms thereof and the current rights and obligations of the Company thereunder will in no way be affected, altered or impaired by the consummation of the transactions contemplated by this Agreement or the Purchase Agreements.

            (d) To the Knowledge of the Company, each customer of the Business, other than the alliance and mall partners, has executed at least one of the forms of customer contracts in substantially the forms attached hereto on Company Disclosure Schedule 3.9(d).

            (e) Copies (including electronic copies) of all Assumed Contracts will be provided to the Purchaser at Closing or as soon thereafter as is practicable.

3.10 PROPERTIES AND INSURANCE.

            (a) Company Disclosure Schedule 3.10(a) lists all real property interests held or owned by the Company that are used in the conduct of the Business. Except as described on Company Disclosure Schedule 3.10(a), none of the leasehold interests used in the conduct of the Business requires the consent of any third party upon assignment to the Purchaser. Except as described on Company Disclosure Schedule 3.10(a), no rights of the Company under any such lease have been assigned or otherwise transferred as security for any obligation of the Company.

            (b) The Company has insurance policies of the type and in amounts which, in the reasonable judgment of the Company, are customarily carried by organizations conducting businesses similar to the Business or owning assets similar to those used in the Business. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company is not liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies.

3.11 ENVIRONMENTAL MATTERS. The operations of the Company comply, and have complied, in all material respects with all applicable Laws relating to pollution or protection of the environment.

3.12 INTELLECTUAL PROPERTY.

            (a) Background. The Business develops, markets and licenses certain proprietary software to provide information resources and financial management tools to its customers (the "SOFTWARE PROGRAMS") through a site on the Internet which contains proprietary content of the Company ("SITE"), and in connection therewith the Business has developed certain related technical documentation and user reference manuals (the "DOCUMENTATION"). The Software Programs, the Site and the Documentation are collectively referred to as the "SOFTWARE."

            (b) Ownership. Except as provided on Company Disclosure Schedule 3.12(b), the Company owns or has the right to use all Intellectual Property necessary to use, manufacture, have manufactured, market and distribute the Software and to conduct the Business. Upon execution and delivery by the Purchaser to the Company of the instruments of conveyance referred to in Section 1.6, each item of Software and other Intellectual Property relating to the Business will be owned or available for use by the Purchaser immediately following the Closing on substantially the same terms and conditions as it was immediately prior to the Closing. Except as set forth on Company Disclosure Schedule 3.12(b), neither the Company, its Subsidiaries or any employees of the Company or its Subsidiaries has taken any action to sell, assign, encumber, pledge or otherwise transfer to any third party rights in any of the patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) or any and all other proprietary information used by the Company in the conduct of the Business. Company Disclosure Schedules 1.1(E) and 1.1(F) sets forth all Intellectual Property used in the Business. Company Disclosure Schedule 3.12(b) identifies each item of Intellectual Property that is owned by a party other than the Company and which is used by the Company in the operation of the Business, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

            (c) Copyright Protection. Except as provided on Company Disclosure
      Schedule 3.12(c), (i) in no instance has the eligibility of the Software for protection under copyright law been forfeited to the public domain;
      (ii) all of the copyrightable materials incorporated in or bundled with the Software have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company; and
      (iii) no portion of such copyrightable materials was jointly developed with any third party.

            (d) Trade Secret Protection. Except as provided on Company Disclosure Schedule 3.12(d), (i) the Company has never disclosed source code for any of the Software to a third party; (ii) the Company has not taken (nor has it failed to take) any action which would be reasonably likely to result in such source code and system documentation not being protectable as a trade secret under applicable Laws; and (iii) the Company has taken all reasonable measures to protect the other trade secrets and confidential information used in the Business.

            (e) Absence of Claims. Except as set forth on Company Disclosure
      Schedule 3.12(e), no claims have been asserted by any person to rights in the Software or other Intellectual Property of the Company relating to the Business and, to the Knowledge of the Company, no valid basis for any such claim exists. To the Knowledge of the Company, the use and distribution by the Company of the Software does not infringe or misappropriate the rights of any person. The Company has not received a claim asserting that the use or distribution by the Company of any of the foregoing infringes or misappropriates the rights of any Person. The Company has not received notice of any claim asserted by any Person to the effect that any current or former employee of the Company related to the Business has violated the provisions of any noncompete or nondisclosure agreement with such person or has disclosed any proprietary information of such person to the Company or any third party.

            (f) Absence of Errors. To the Knowledge of the Company, the Software is free from significant defects or programming errors and conforms in all material respects to the written documentation and specifications therefor.

3.13 THIRD-PARTY INTERESTS OR MARKETING RIGHTS IN SOFTWARE, PRODUCTS OR SERVICES. The Company has not granted, transferred or assigned any right or interest in the Software to any person except pursuant to the contracts identified on Company Disclosure Schedule 3.13. There are no contracts, agreements, licenses, commitments or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software, products or services of the Business by any independent salesperson, distributor, sublicensor or other remarketer or sales organization except as set forth on Company Disclosure Schedule 3.13.

3.14 ABSENCE OF CERTAIN AGREEMENTS AND PRACTICES. Except as set forth on Company Disclosure Schedule 3.14, neither the Company, its employees, directors or officers, its agents, affiliates, nor any other person acting on behalf of the Company has (a) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the Business, (b) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable Laws in connection with the Business or (c) received any unlawful contributions, payments, gifts or expenditures in connection with the Business.

3.15 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. Company Disclosure Schedule 3.15 sets forth the receivables and accounts payable of the Business (with an aging of such accounts) as of the date indicated on such Schedule. All Receivables are valid receivables subject to no setoffs or counterclaims, represent receivables due for goods sold and services rendered in the ordinary course of business and are collectible (within 90 days after the date on which it first became due and payable) at the recorded amounts thereof, except to the extent reserves therefor are indicated on Company Disclosure Schedule 3.15. Except as set forth on Company Disclosure Schedule 3.15, no account payable included within the Assumed Liabilities is aged more than ninety (90) days and no account receivable has been or is threatened to be assigned to a collection agency or collected by legal action.

3.16 CUSTOMERS AND SUPPLIERS. Company Disclosure Schedule 3.16 sets forth a list of (a) each of the twenty (20) largest customers of the Business as a percentage of the consolidated revenues of the Business during the interim period through the Balance Sheet Date and the amount of revenues accounted for by such customer during such period and (b) each of the ten (10) largest suppliers of the Business as a percentage of the consolidated expenses of the Business during the interim period through the Balance Sheet Date and the amount of expenses accounted for by such supplier during such period.

3.17 CERTAIN BUSINESS RELATIONSHIPS WITH SUBSIDIARIES. None of the Company's Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the conduct of the Business or (b) has any claim or cause of action against the Company which affects or relates to the Purchased Assets or the Business.

3.18 OWNERSHIP AND CONDITION OF ASSETS.

            (a) Except as disclosed on Company Disclosure Schedule 3.18(a) (the "PERMITTED ENCUMBRANCES"), the Company is the true and lawful owner of, and has good and marketable title to, all of the Purchased Assets, whether tangible or intangible, free and clear of all Encumbrances. Upon execution and delivery by the Company to the Purchaser of the instruments of conveyance referred to in Section 1.6(b)(iii), the Purchaser will become the true and lawful owner of, and will receive good title to, the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

            (b) The Purchased Assets are sufficient for the conduct of the Business as presently conducted and as presently proposed to be conducted and, except for the Excluded Contracts and the Retained Assets, constitute all assets used by the Company in the Business.

3.19 REAL PROPERTY LEASES. The Company has delivered to the Purchaser a complete and accurate copy of the real property lease agreement dated February 4, 2000 between the Company and Braemer Building Operating Associates, L.P., a New Mexico limited partnership (the "LEASE"), with respect to the premises located at 7201 West 78th Street, Suite 100, Bloomington, Minnesota (the "LEASED PREMISES"). With respect to the Lease, except as set forth on Company Disclosure
Schedule 3.19:

            (a) the Lease is legal, valid, binding, enforceable and in full force and effect;

            (b) the Lease is assignable by the Company to the Purchaser without the consent or approval of any party (except as set forth on Company Disclosure Schedule 3.2), and the Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

            (c) neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, the Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under the Lease;

            (d) there are no disputes, oral agreements or forbearance programs in effect as to the Lease;

            (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

            (f) to the Knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

            (g) except as provided in the Lease, the Company is not aware of any security interest, easement, covenant or other restriction applicable to the real property subject to the Lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.

3.20 EMPLOYEES.

            (a) Company Disclosure Schedule 3.20 contains a list of all employees of the Company whose primary responsibilities relate to the conduct of the Business (the "BUSINESS EMPLOYEES"), along with the annual rate of compensation of each such person. Each current or past employee of the Company whose primary responsibilities relate or related to the Business has entered into a confidentiality/assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to the Purchaser. Company Disclosure Schedule 3.20 contains a list of all Business Employees who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to the Purchaser. To the Knowledge of the Company, except as set forth on Company Disclosure
      Schedule 3.20, no key Business Employee or group of Business Employees has any plans to terminate employment with the Company (other than for the purpose of accepting employment with the Purchaser following the Closing) or not to accept employment with the Purchaser.

            (b) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to Business Employees.

3.21 DISCLOSURE. No representation, warranty or statement made by the Company in this Agreement, the Purchase Agreements or in any document or certificate furnished or to be furnished to, the Purchaser pursuant to this Agreement or the Purchase Agreements contains or will contain any untrue or incomplete statement or omits or will omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. For purposes of this Agreement, any document or information furnished by Michael E. Murphy with respect to MQuad, Inc. or otherwise furnished by MQuad, Inc. shall not be deemed to constitute or contain any representations, warranties or statements of or by the Company, and such information shall not be subject to the provisions of this Section 3.21.

3.22 NO BREACH OF REPRESENTATIONS AND WARRANTIES. In no event shall the Company be deemed to have breached any representation or warranty to the Purchaser in this Agreement if any of the executive officers of the Purchaser had actual knowledge on or prior to the Closing Date of the facts constituting such purported breach.

3.23 COMPANY DILIGENCE. The chief executive officer and chief financial officer of the Company have reviewed the Agreement and, in particular, have discussed the accuracy and completeness of Article 3 and the Company Disclosure Schedules with Michael E. Murphy.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      To induce the Company to enter into this Agreement and the Purchase Agreements, the Purchaser hereby represents and warrants to the Company as follows:

4.1 CORPORATE ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 AUTHORITY; NO VIOLATION.

            (a) No consents, approvals, authorizations, clearances or orders of, filings or registrations with or notices to any third party or any Governmental Authority are necessary on behalf of the Purchaser in connection with (i) the execution and delivery by the Purchaser of this Agreement and the Purchase Agreements to which it is a party, (ii) the consummation by the Purchaser of the transactions contemplated hereby and thereby and (iii) the performance of the Purchaser's obligations under this Agreement and the Purchase Agreements to which it is a party.

            (b) The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Purchase Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery by the Purchaser of this Agreement and the Purchase Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Purchaser in accordance with the Certificate of Incorporation and Bylaws of the Purchaser and with applicable Laws. No other corporate or stockholder proceedings on the part of the Purchaser are necessary for the Purchaser to execute and deliver this Agreement and the Purchase Agreements to which it is a party and for the Purchaser to be bound by the terms hereof and thereof. This Agreement and the Purchase Agreements to which it is a party have been duly and validly executed and delivered by the Purchaser and constitute the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its and their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect that affect the enforcement of creditor's rights generally or general principles of equity, whether considered in a proceeding at law or in equity.

            (c) Neither the execution and delivery by the Purchaser of this Agreement and the Purchase Agreements to which it is a party, nor the consummation by the Purchaser of the transactions contemplated hereby and thereby in accordance with the other terms hereof and thereof, nor compliance by the Purchaser with any of the terms or provisions hereof or thereof, will: (i) violate any provision of the Purchaser's Certificate of Incorporation or Bylaws; (ii) violate any Laws applicable to the Purchaser; or (iii) violate conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party.

4.3 BROKER AND OTHER FEES. The Purchaser has not employed any broker, finder or agent and has not incurred any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.4 LEGAL PROCEEDINGS. No litigation is pending or, to the knowledge of the Purchaser, threatened against or affecting Purchaser in connection with any of the transactions contemplated by this Agreement or the Purchase Agreements to which the Purchaser is a party which may affect Purchaser's ability to perform its obligations hereunder or thereunder. There is presently no outstanding judgment, decree or order of any Governmental Authority against the Purchaser in connection with the transactions contemplated by this Agreement or the Purchase Agreements to which the Purchaser is a party.

4.5 DISCLOSURE. No representation, warranty or statement made by the Purchaser in this Agreement, the Purchase Agreements or in any document or certificate furnished or to be furnished to, the Company pursuant to this Agreement or the Purchase Agreements contains or will contain any untrue or incomplete statements or omits or will omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE 5
                     COVENANTS AND AGREEMENTS OF THE PARTIES

5.1 [Intentionally omitted.]

5.2 [Intentionally omitted.]

5.3 [Intentionally omitted.]

5.4 NON-COMPETITION.

            (a) During the period commencing on the date hereof and continuing until the date two (2) years from the Closing Date, the Company shall not (and shall cause each Noncompetition Party (as defined below) not to), either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product described on Company Disclosure Schedule 1.1(E) or any service provided by the Business as of the Closing Date or (ii) engage anywhere in the world in any business competitive with the Business as conducted as of the Closing Date; provided, however, that nothing in this
      Section 5.4 shall preclude the Company from developing, marketing or selling Internet brokerage services.

            (b) The Company agrees that the duration and geographic scope of the non-competition provision set forth in this Section 5.4 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

            (c) For purposes of this Agreement, the term "NONCOMPETITION PARTY" shall mean the Company and any direct or indirect Subsidiary thereof.

            (d) Notwithstanding the foregoing, this Section 5.4 shall not apply if the Company merges with or acquires (or is acquired by) another entity if such transaction would result in a violation of this Section 5.4 as of the closing of such transaction.

5.5 NON-SOLICITATION. During the period commencing on the date hereof and continuing until the date two (2) years from the Closing Date, the Company shall not (and shall cause each Noncompetition Party not to), either directly or indirectly (a) solicit or attempt to induce any person known by it to be a Restricted Employee (as defined below) to terminate his employment with the Purchaser or any Subsidiary of the Purchaser or (b) hire or attempt to hire any Business Employee; provided, that this clause (b) shall not apply to any individual whose employment with the Purchaser or a Subsidiary of the Purchaser has been terminated for a period of six months or longer.

For purposes of this Agreement, the term "RESTRICTED EMPLOYEE" shall mean any person who either (i) was an employee of the Purchaser or a Subsidiary on either the date of this Agreement or the Closing Date or (ii) was a Business Employee.

5.6 CURRENT INFORMATION. During the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement in accordance with its terms, each of the Parties will notify the other Party as soon as practicable after any determination or discovery by it of any fact or circumstance relating to the other Party which it has discovered through the course of investigation and which represents, or is reasonably likely to represent, a material breach of any representation, warranty, covenant or agreement of the other Party or which has or is reasonably likely to have a Material Adverse Effect on the Business or the Purchased Assets.

5.7 ACCESS TO PROPERTIES AND RECORDS. The Company shall permit the Purchaser and its representatives reasonable access to the Purchased Assets and shall disclose and make available to the Purchaser and its representatives all books, papers and records and information relating to the Business and Purchased Assets, including all books of account (including the general ledger), Tax records, agreements, filings with any Governmental Authority, portions of any legal letters to accountants relating to the Business, plans affecting employees, and any other records and information in which the Purchaser and its representatives may have a reasonable interest and which is reasonably related to the Business or the Purchased Assets; provided that such investigation shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unnecessarily with the normal business operations of the Company.

5.8 REGULATORY MATTERS; CONSENTS; COOPERATION, ETC.

            (a) Each of the Parties will promptly furnish each other with copies of written communications received by it or any of its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authorities in respect of the transactions contemplated hereby.

            (b) As soon as practicable following the date hereof, each of the Parties will use its commercially reasonable efforts to obtain all consents, waivers and other Authorizations under any of its or its Subsidiaries' agreements, contracts, licenses or leases required to be obtained by such Party in connection with the consummation of the transactions contemplated hereby.

5.9 PARTIES' EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions in this Agreement, the Parties shall in good faith perform their obligations under this Agreement and the Purchase Agreements before, at and after the Closing Date, and shall each use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to obtain all Authorizations and satisfy all conditions to the obligations of the Parties under this Agreement and the Purchase Agreements and to cause the transactions contemplated by this Agreement and the Purchase Agreement to be carried out promptly in accordance with the terms hereof and thereof shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement and the Purchase Agreements. Upon the execution of this Agreement and thereafter, each Party shall take such actions and execute and deliver such documents as may be reasonably requested by the other Party in order to consummate the transactions contemplated by this Agreement and the Purchase Agreements.

5.10 PUBLIC ANNOUNCEMENTS. After the Closing Date, neither the Company nor the Purchaser shall make any public announcement regarding any aspect of this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Nothing in this Section 5.10 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or appropriate in order to satisfy such Party's disclosure obligations imposed by any Law or Governmental Authority, including the rules of any national securities association, national securities exchange or other service or market upon which the Company's stock is quoted, listed or traded.

5.11 SALES TAX. The Purchaser will be solely responsible for all sales, use, documentary, stamp, recording, registration, filing and other transfer Taxes, fees or similar charges, if any, due as a result of the transactions contemplated by this Agreement, whether imposed by Law on the Company or the Purchaser. The Purchaser shall indemnify, reimburse, and hold the Company harmless in respect of the Liability for payment of, or failure to pay, any such Taxes, fees or similar charges and shall indemnify the Company as a result of any such liability incurred by the Company under the Laws of any jurisdiction.

5.12 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing Date, each Party will promptly notify the other Party of any inaccuracy in the Schedules delivered pursuant hereto including, without limitation, any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate. Notwithstanding the foregoing, no such notification by a Party shall be deemed to amend the Schedules or shall be deemed to be part hereof unless agreed to by the other Party.

5.13 EMPLOYEES. Upon the Closing Date, the employment of each employee of the Company whose primary responsibilities relate to the conduct of the Business, including those employees located in the Company's Bloomington, Minnesota office shall be terminated effective immediately, except that Michael E. Murphy shall not be terminated by the Company but instead has agreed to resign and cancel his employment agreement with the Company effective as of the Closing Date; in consideration for which, the Company has agreed to pay Michael E. Murphy $200,000 as soon as practicable after the Closing Date. The Purchaser shall offer employment to the Business Employees listed on Exhibit 5.13 who are actively at work on the Closing Date and immediately after the Closing shall hire all such employees that may accept such offered employment. The Company shall waive any violation of applicable restrictions or covenants limiting the employment or scope of services provided by such employees that may result from the acceptance of employment with the Purchaser; provided, however, that the terms of any such restrictions or covenants shall otherwise remain in full force and effect against each such employee in accordance with their terms with respect to any employer or business activities other than employment or other service arrangement with the Purchaser. Nothing contained in this Agreement shall constitute or be construed as a contract of employment between the Purchaser and such employees of the Company, and any such employees hired by the Purchaser shall be employed at will and remain subject to discharge or lay-off by the Purchaser at any time. The terms and conditions of employment may be changed by the Purchaser at any time.

5.14 BROKER FEES. Each Party shall be responsible for the payment of any fees, commissions or other expenses incurred by or owed to any broker or representative hired or retained by such Party.

5.15 COLLECTION OF RECEIVABLES. The Company agrees that it shall forward promptly to the Purchaser any monies, checks or instruments received by the Company on or after November 1, 2001 with respect to the Receivables or other Purchased Assets purchased by the Purchaser from the Company pursuant to this Agreement. The Company shall provide to the Purchaser such reasonable assistance as the Purchaser may request with respect to the collection of any such Receivables, provided the Purchaser pays the reasonable out-of-pocket expenses of the Company and its officers, directors and employees incurred in providing such assistance.

5.16 PAYMENT OF PAYABLES. The Company covenants that it shall timely and fully pay all Retained Liabilities and accounts payable relative to the Business which are retained by it, except where there exists a bona fide dispute. The Purchaser covenants that it shall timely and fully pay all Assumed Liabilities, except where there exists a bona fide dispute. The Purchaser agrees that it shall promptly reimburse the Company for any monies paid by the Company on or after November 1, 2001 with respect to the accounts payable of the Business set forth on Company Disclosure Schedule 1.3(i). The Company shall (a) up to and through the pay period ending November 15, 2001, process payroll information and checks related to the Business Employees who accept employment with the Purchaser and
(b) until November 30, 2001, continue to provide employee health insurance coverage (but only if permitted, and to the extent required, by such health insurance plan) for such Business Employees; provided, however, that the Purchaser shall reimburse the Company for all costs and expenses incurred in connection with the foregoing no later than two business days after the Company provides the Purchaser with a statement of such costs and expenses.

5.17 USE OF NAME. The Company will provide the Purchaser with such consents as may be necessary to enable the Purchaser to have all of the Company's rights to the name "Digital Visions" in the jurisdictions in which the Company heretofore has done business using such name. From and after the Closing Date, the Company will not use such name for any purpose whatsoever.

5.18 PROPRIETARY INFORMATION. Subject to the last sentence of Section 5.10, from and after the Closing, the Company shall not disclose or make use of, and shall use its best efforts to cause all of its Subsidiaries not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the Business or the Purchaser, except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Company or an Affiliate.

5.19 POST-CLOSING AUDIT. After the Closing, the Company shall provide, upon request, reasonable assistance to the Purchaser's auditors in order for the Purchaser to file such accounting information as may be required by the Securities and Exchange Commission in accordance with Item 7 of the Current Report on Form 8-K.

5.20 EARNOUT PAYMENT CALCULATIONS. To assist the Company in determining its obligations (if any) to the former shareholders of Digital Visions, Inc. pursuant to certain earnout provisions contained in that certain Asset Purchase Agreement, dated as of February 28, 2000, by and among the Company, Digital Visions, Inc. and certain of the shareholders thereof, from the Closing Date:

            (a) The Purchaser shall keep appropriate accounting records for the Business for the period from the Closing Date until December 31, 2001 in accordance with generally accepted accounting principles (except that such financial information will be subject to normal, recurring year-end adjustments and will exclude footnotes);

            (b) No later than March 1, 2002, the Purchaser shall deliver to the Company an unaudited income statement for the Business for the period from the Closing Date through December 31, 2001 (except that such financial information will be subject to normal, recurring year-end adjustments and will exclude footnotes); and

            (c) Upon reasonable notice and during normal business hours, the Purchaser shall permit the Company and its accountants access to the records of the Business in order to confirm the accuracy thereof.

5.21 COBRA COVERAGE. The Company shall maintain coverage under Section 4980B of the Code ("COBRA") for all current and former Business Employees who are receiving benefits under COBRA and any Business Employees who are not hired by the Purchaser in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 6
                               CLOSING CONDITIONS

6.1 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER UNDER THIS AGREEMENT. The obligations of the Purchaser under this Agreement shall be further subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

            (a) Authorizations and Regulatory Filings. All necessary Authorizations of Governmental Authorities and third parties required to be obtained by the Company to consummate the transactions contemplated by this Agreement and the Purchase Agreements shall have been obtained at the Company's expense. All conditions required to be satisfied by the Company prior to the Closing Date by the terms of such Authorizations shall have been satisfied and all statutory waiting periods in respect thereof shall have expired.

            (b) Legal Proceedings. No Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

            (c) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1 and in Section 3.2 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

            (d) Covenants. The Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

            (e) UCC Terminations. The Company shall have delivered to the Purchaser documents evidencing the release or termination of all security interests on the Purchased Assets, and UCC termination statements with respect to all UCC financing statements evidencing such security interests.

            (f) Legal Opinion. The Purchaser shall have received from counsel to the Company an opinion in substantially the form attached hereto as
      Exhibit 6.1(f), addressed to the Purchaser and dated as of the Closing
      Date.

            (g) Other. The Purchaser shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and in Minnesota, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY UNDER THIS AGREEMENT. The obligations of the Company under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

            (a) Authorizations and Regulatory Filings. All necessary Authorizations of Governmental Authorities and third parties required to be obtained by the Purchaser to consummate the transactions contemplated by this Agreement and the Purchase Agreements shall have been obtained. All conditions required to be satisfied by the Purchaser prior to the Closing Date by the terms of such Authorizations shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

            (b) Legal Proceedings. No Legal Proceeding shall be pending or threatened with respect to the Purchaser or its officers or directors wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

            (c) Representations and Warranties. The representations and warranties of the Purchaser set forth in the first sentence of Section 4.1 and in Section 4.2 and any representations and warranties of the Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

            (d) Covenants. The Purchaser shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

            (e) Other. The Company shall have received such other certificates and instruments (including a certificate of good standing of the Purchaser in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE 7
                             [INTENTIONALLY OMITTED]

                                   ARTICLE 8
                                 INDEMNIFICATION

8.1 INDEMNIFICATION BY THE COMPANY. The Company shall indemnify, defend, save and hold harmless the Purchaser, and its respective Subsidiaries, successors, directors, officers, employees, agents, representatives and assigns (collectively, the "PURCHASER INDEMNIFIED PARTIES"), from and against any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("DAMAGES"), incurred or suffered by the Purchaser Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Damages):

            (a) any breach of any of the representations or warranties made by the Company in this Agreement or in the Purchase Agreements;

            (b) any failure to perform any covenant or agreement in this Agreement or in any instrument, document or certificate delivered by the Company at the Closing;

            (c) any Retained Liabilities; or

            (d) the preparation or provision of financial information relating to the Business set forth in Section 5.20 hereof.

8.2 INDEMNIFICATION BY THE PURCHASER. The Purchaser shall indemnify, defend, save and hold harmless the Company, and its respective Subsidiaries, successors, directors, officers, employees, agents, representatives and assigns (collectively, the "COMPANY INDEMNIFIED PARTIES"), from and against any and all Damages, incurred or suffered by the Company Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Damages):

            (a) any breach of any of the representations or warranties made by the Purchaser in this Agreement or in the Purchase Agreements;

            (b) any failure to perform any covenant or agreement in this Agreement or in any instrument, document or certificate delivered by the Purchaser at the Closing;

            (c) any Assumed Liabilities; or

            (d) except as otherwise provided in this Agreement, any liabilities or obligations arising from and after the Closing with respect to the Purchased Assets or the conduct of the Business by the Purchaser.

Any Party seeking indemnification pursuant to this Article 8 shall be referred to herein as the "INDEMNIFIED PARTY."

8.3 INDEMNIFICATION CLAIMS.

            (a) Any Indemnified Party shall give written notification to the Party from whom indemnification is sought by the Indemnified Party (the "INDEMNIFYING PARTY") of the commencement of any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article 8 (a "THIRD PARTY ACTION"). Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article 8 and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article 8 and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.

            (b) The Party not controlling the defense of any Third Party Action (the "NON-CONTROLLING PARTY") may participate in such defense at its own expense. The Party controlling the defense of any Third Party Action (the "CONTROLLING PARTY") shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 8.3(b) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

            (c) In order to seek indemnification under this Article 8, an Indemnified Party shall deliver to the Indemnifying Party written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (the "CLAIMED AMOUNT") of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article 8 of this Agreement for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in Section 8.3(d)) in the amount of such Damages (a "CLAIM NOTICE"). If the Indemnified Party is the Purchaser and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

            (d) Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "RESPONSE"), in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Purchaser and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Purchaser), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "AGREED AMOUNT") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Purchaser and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Purchaser) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount (a "DISPUTE"). If the Response creates a Dispute, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 8.3(e) for the resolution of such Dispute.

            (e) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure, which may be non-binding or binding upon the parties, as they agree in advance (an "ADR PROCEDURE"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service for an ADR Procedure (the "ADR SERVICE"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 8.3(e) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is the Purchaser and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund (as defined in the Escrow Agreement) shall be disbursed to the Purchaser and/or the Company (which notice shall be consistent with the terms of the resolution of the Dispute).

            (f) Notwithstanding the other provisions of this Section 8.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article 8, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this
      Article 8, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article 8, for any such Damages for which it is entitled to indemnification pursuant to this Article 8 (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article 8).

8.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall (a) survive the Closing and (b) shall expire on the date one year following the Closing Date, except that (i) the representations and warranties set forth in Sections 3.1 (first and last sentences only) and 3.2 and Sections 4.1 and 4.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 3.6, 3.7 and 3.11 shall survive until thirty (30) days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Damages (an "EXPECTED CLAIM NOTICE"), then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Company in accordance with the terms of the Escrow Agreement.

8.5 LIMITATIONS.

            (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Company for Damages under Section 8.1(a) shall not exceed $1,000,000, and (ii) the Company shall not be liable under
      Section 8.1(a) unless and until the aggregate Damages for which it would otherwise be liable exceed $20,000 (at which point the Company shall become liable for the aggregate Damages, and not just amounts in excess of $20,000); provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 8.1(a) relating to a breach of the representations and warranties set forth in Sections 3.1 (first and last sentences only), 3.2 or 3.3(b). For purposes solely of this Article 8, all representations and warranties of the Company in Article 3 (other than Section 3.21) shall be construed as if the term "material" and any reference to "Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

            (b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Purchaser for Damages under Section 8.2(a) shall not exceed $1,000,000, and (ii) the Purchaser shall not be liable under Section 8.2(a) unless and until the aggregate Damages for which it would otherwise be liable exceed $20,000 (at which point the Purchaser shall become liable for the aggregate Damages, and not just amounts in excess of $20,000); provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 8.2(a) relating to a breach of the representations and warranties set forth in Sections 4.1 or 4.2.

            (c) The Escrow Agreement is intended to secure the indemnification obligations of the Company under this Agreement. However, the rights of the Purchaser under this Article 8 shall not be limited to the Escrow Fund nor shall the Escrow Agreement be the exclusive means for the Purchaser to enforce such rights; provided that the Purchaser shall not attempt to collect any Damages directly from the Company unless there are no remaining funds held in escrow pursuant to the Escrow Agreement.

            (d) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article 8 and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

8.6 INSURANCE. The amount of Damages recoverable by an Indemnified Party under this Article 8 with respect to an indemnity claim shall be reduced by (a) any proceeds received by such Indemnified Party or an Affiliate, with respect to the Damages to which such indemnity claim relates, from an insurance carrier and (b) the amount of any Tax savings actually realized by such Indemnified Party or an Affiliate, for the Tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased Tax Liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages).

8.7 TREATMENT OF INDEMNITY PAYMENTS. Any payments made to an Indemnified Party pursuant to this Article 8 or the Escrow Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

                                   ARTICLE 9
                                  MISCELLANEOUS

9.1 EXPENSES. Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal and accounting fees and expenses) shall be borne by the Party incurring such costs and expenses.

9.2 SPECIFIC PERFORMANCE. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event any Party either violates or fails or refuses to perform any covenant made by it herein, the other Party will be without adequate remedy at law. Each Party agrees, therefore, that in the event that it violates, fails or refuses to perform any covenant or agreement made by it herein, the other Party, so long as it is not in breach hereof, may, in addition to the remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

9.3 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight or express courier, sent by registered or certified mail, postage prepaid, or by telefax (with subsequent delivery via one of the two previous methods) as follows:

            (a)   If to the Company, to:

                    Netzee, Inc.
                    6190 Powers Ferry Road, Suite 400
                    Atlanta, Georgia 30339
                    Attn:  Senior Executive Vice President and
                           Chief Financial Officer
                    Telefax:  (770) 200-7150

                    Copy (which shall not constitute notice) to:

                    Sutherland Asbill & Brennan LLP
                    999 Peachtree Street, N.E.
                    Suite 2300
                    Atlanta, Georgia 30309
                    Attn:  Mark D. Kaufman
                    Telefax:  (404) 853-8806

            (b)   If to the Purchaser, to:

                    SS&C Technologies, Inc.
                    80 Lamberton Road
                    Windsor, Connecticut 06095
                    Attn:  William C. Stone
                    Telefax:  (860) 298-4900

                    Copy (which shall not constitute notice) to:

                    Hale and Dorr LLP
                    60 State Street
                    Boston, Massachusetts 02109
                    Attn:  James R. Burke
                    Telefax:  (617) 526-5000

or such other addresses and telefax numbers as shall be furnished in writing by any Party, and any such notice or communications shall be deemed to have been given as of the next succeeding business day after the date actually sent via overnight or express courier, five days after mailed and upon telefax confirmation of receipt to addressee by the sender.

9.4 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of both of the Parties.

9.5 PARTIES IN INTEREST. This Agreement shall be binding on and shall inure to the benefit of the Parties hereto, and their respective successors, representatives and permitted assigns. This Agreement (and the rights and interests herein) may not be assigned by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that the Company may assign its interests herein upon five
(5) days written notice to: (a) an entity controlling, controlled by or under common control with the Company or (b) a purchaser or transferee of all or substantially all of the business or assets of the Company, whether by sale of stock or assets, merger or otherwise. Any attempted assignment in contravention of the foregoing shall be null and void. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person or entity any rights or remedies under or by reason of this Agreement.

9.6 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof, including without limitation the letter of intent dated October 1, 2001 between the Company and the Purchaser, which letter of intent is hereby terminated by the Parties.

9.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any Party may deliver an executed copy of this Agreement and any documents contemplated hereby by facsimile transmission to another Party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

9.8 GOVERNING LAW.

            (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

            (b) Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Connecticut in any action or proceeding arising out of or relating to this Agreement or the Purchase Agreements, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Purchase Agreements in any other court and (d) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Purchase Agreements. Each Party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in
      Section 9.3. Nothing in this Section 9.8, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

9.9 INVALIDITY OF ANY PART. If any provision or part of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

                  [Remainder of Page Intentionally Left Blank.]

      IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       COMPANY:

                                       NETZEE, INC.



                                       By:  /s/ Richard S. Eiswirth
                                            ------------------------------------
                                            Name:  Richard S. Eiswirth
                                            Title:  Senior Executive Vice
                                                    President and Chief
                                                    Financial Officer




                                       THE PURCHASER:

                                       SS&C TECHNOLOGIES, INC.



                                       By:  /s/ Anthony R. Guarascio
                                            ------------------------------------
                                            Name:  Anthony R. Guarascio
                                            Title:  Senior Vice President and
                                                    Chief Financial Officer